                              SEPARATE ACCOUNT TEN

                  CODE OF ETHICS ADOPTED PURSUANT TO RULE 17J-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

1.       PURPOSES

                  This Code of Ethics has been adopted by the Board of Managers of Separate Account Ten (the "Fund") in accordance with Rule 17j-1(b) under the Investment Company Act of 1940 (the "1940 Act"), a copy of which is attached hereto as EXHIBIT A. Rule 17j-1 under the 1940 Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. The purpose of this Code of Ethics is to provide regulations and procedures consistent with the 1940 Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1 as follows:

         (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company --

                           (1) To employ any device, scheme or artifice to defraud such registered investment company;

                           (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                           (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

                           (4) To engage in any manipulative practice with respect to such registered investment company.

2.       APPLICATION

                  (a) This Code of Ethics applies to the "Access Persons" of the Fund, Adviser and any Sub-Adviser (as such terms are defined in Section 3). Notwithstanding the foregoing, if a Sub-Adviser has previously adopted a Code of Ethics in compliance with Rule 17j-1, such Code of Ethics shall continue to apply to such Sub-Adviser and the terms thereof shall supersede this Code of Ethics to the extent they are inconsistent or require duplicative reports.

                  (b) The Fund will maintain a list of all its Access Persons and will provide each Access Person with a copy of this Code of Ethics.

3.       DEFINITIONS

                  (a) "Access Person" means any manager, officer, general partner or Advisory Person of the Fund, the Adviser and any Sub-Adviser; provided that so long as the Adviser or any Sub-Adviser is "primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients," the term "Access Person" means with respect to such firm any director, officer, general partner or Advisory Person thereof who, with respect to any registered investment company, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal functions or duties relate to the determination of which recommendation shall be made to any registered investment company; or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by such investment adviser to any registered investment company. An investment adviser is "primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients" when, for each of its most recent three fiscal years or for the period of time since its organization, whichever is lesser, the investment adviser derived, on an unconsolidated basis, more than 50% of (A) its total sales and revenues, and
                  (B) its total income (or loss) before income taxes and extraordinary items from such business or businesses.

                  (b) "Adviser" means Integrity Capital Advisors, Inc., the investment manager of the Fund.

                  (c) "Advisory Person" means (i) any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

                  (d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendations, when such person seriously considers making such recommendation.

                  (e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

                  (f) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

                  (g) "Disinterested Manager" means a member of the Board of Managers of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

                  (h) "Division" means each separate division or portfolio of the Fund which has been designated, or may in the future be designated, as reflected from time to time in the Fund's Registration Statement on From N-1A or any amendments thereto.

                  (i) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

                  (j) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

                  (k) "Fund" means Separate Account Ten and includes each Division thereof.

                  (l) "Sub-Adviser" means the sub-adviser of any Division as identified from time to time in the Fund's Registration Statement on Form N-1A or any amendments thereto.

4.       PROHIBITED PURCHASES AND SALES

                  (a)    Unless prior approval is obtained in accordance with
                  Section 5(h) below and subject to Section 5 below, no Access Person shall purchase or sell, directly or indirectly, any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which, to such Access Person's actual knowledge at the time of such purchase of sale,

                           (i) is being considered for purchase or sale by a Division; or

                           (ii)     is being purchased or sold by a Division.

                  (b) No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding securities transactions by the Fund or securities under consideration by the Fund, the Adviser or a Sub-Adviser.

5.       EXEMPTED TRANSACTIONS

                  The prohibitions of Section 4 of this Code SHALL NOT APPLY to:

                  (a) Purchase or sales effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

                  (b) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

                  (c) Purchases which are part of an automatic dividend reinvestment plan.

                  (d) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                  (e) Any equity securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if (i) the Access Person has no prior knowledge of the Fund's activity in such security and (ii) the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion.

                  (f) Any fixed income securities transaction involving 100 units ($100,000 principal amount) or less if the Access Person has no prior knowledge of the Fund's transactions in such securities.

                  (g) Purchases or sales of securities which receive the prior approval of the President or the Secretary of the Fund (or their designees) (such approving officer having no personal interest in such purchases or sales) because such purchases or sales are not likely to have any economic impact on the Fund or on its ability to purchase or sell securities of the same class or other securities of the same issuer.

6.       REPORTING

                  (a) Every Access Person, except those Disinterested Managers referred to in Section 6(b) of this Code and subject to paragraph (e) below, shall report to the Secretary of the Fund the information described in Section 6(c) of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected in any account over which such Access Person does not have any direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

                  (b) A Disinterested Manager of the Fund need only report a transaction if such Disinterested Manager, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her duties as a Manager of the Fund, should have known that, during the 15-day period immediately preceding or subsequent to the date of the transaction in a security by such Manager, such security is or was purchased or sold by a Division or was being considered for purchase or sale by a Division, the Adviser or any Sub-Adviser.

                  (c) Every report shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                           (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                           (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                           (iii) The price at which the transaction was effected; and

                           (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.


                  (d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

                  (e) The information on personal employee securities transaction received and recorded by the Adviser and any Sub-Adviser, in conformity with Rule 204-2(a)(12) under the Investment Advisers Act of 1940, under their respective current policy statements regarding personal securities transactions of employees shall be deemed to satisfy the reporting requirements imposed on Access Persons of the Adviser and of any Sub-Adviser by Section 6 of this Code of Ethics.

                  (f) The Secretary of the Fund shall maintain such reports and such other records to the extent required by Rule 17j-1 under the 1940 Act.

7.       SANCTIONS

                  Upon discovering a violation of this Code, the Secretary will immediately notify the Board of Managers of the Fund which, in the case of officers and employees of the Fund, may impose such sanctions as it deems appropriate, including, INTER ALIA, a letter of censure or suspension or termination of the employment of the violator or, in the case of other Access Persons who are not officers or employees of the Fund, recommend to the Adviser or any Sub-Adviser, as the case may be, that appropriate remedial action be taken.

         Dated: May 13, 1999